Exhibit 99.1

MCTC Holdings Corporate Update: Develops Unique Hemp Intellectual Properties, Products and Technologies - Prepares for Patent Filings

LOS ANGELES, CA / ACCESSWIRE /September 10, 2019 / MCTC Holdings, Inc. (OTC: MCTC) outlines its strategy to maximize shareholder value in the rapidly emerging hemp industry. The Company is preparing to launch several unique product and technology initiatives outlined below in order to achieve its plans to become a leading developer of disruptive hemp and cannabis intellectual properties.

“The MCTC team has been refining its corporate strategy and the Company is now preparing to roll-out several products, initiatives, proprietary technologies and patents,” commented CEO Arman Tabatabaei. “Our corporate strategy will be to enter into the unique and defensible sectors of the high growth hemp and cannabis marketplaces. Over the coming weeks we plan to publicly disclose more details, but today we are offering initial outline of what our investors should expect.”

●	Polymeric Solid Nanoparticles and Nanofibers - Over the past few months, the Company has been engaged in an active research program to develop cannabinoid-based nanotechnologies. With great strides being made in the laboratory, the Company plans to launch several productization programs over the coming months. “The solid nanoparticles and nanofibers we are developing should not be confused with the very simple nanoemulsions being marketed by some companies. We believe the technologies we are developing will offer unparalleled bioavailability and cannabinoid customization possibilities well beyond anything currently available or contemplated by most in today’s marketplace,” added CEO Tabatabaei. “We look forward to providing additional details on our nano and other technology-based initiatives over the coming months.”

●	Super Bio-enhanced CBD - The Company believes it has developed a method to significantly boost the bioavailability of CBD by way of a unique process and formulation utilizing a proprietary formula that includes water soluble vitamin E from sunflowers. The Company plans to utilize this Super Bioenhanced CBD in several white label and direct to consumer hemp products, under the trade name “Hemp You Can Feel”. The Company has registered this trade name with the U.S. Patent and Trademark Office. Rather than seeking patent protection for the proprietary technology, the Company will treat the technology as a trade secret. The Company is currently in the process of developing a clinical study protocol to document the unique properties of this technology.

●	Cannabinoid Delivery Systems and Methodologies - We have developed several unique methods to more effectively deliver cannabinoids to the human body. We plan to file for patent protection for the first several of these inventions that are currently in development over the coming weeks.

●	Cannabinoid Isolation Joint Venture - While cannabidiol (CBD) grabs significant headlines and consumer attention recently, the fact is CBD prices are falling and its expected the large hemp crop to be harvested over the coming weeks will cause further price erosion. With this possible future surplus of hemp , MCTC has made the strategic decision to greatly limit its hemp cultivation efforts and has instead created a joint venture to isolate the more than 100 other cannabinoids in the hemp plant. In many cases, these rare cannabinoids command prices that are many times higher than CBD. The Company and its JV partner have acquired both the specialized equipment and the technical capabilities to launch this program.

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Furthermore, in an effort to enhance shareholder transparency with trade information and provide the benefits of reporting on a recognized exchange, the Company recently filed an application with OTC Markets to uplist to the OTC QB reporting tier. The application is pending review and the Company expects that this application will be processed in the near future.

About MCTC Holdings, Inc.

MCTC Holdings, Inc. (d/b/a: Cannabis Global) is a Delaware registered, fully reporting publicly-traded company that files with the Securities and Exchange Commission. With the hemp and cannabis industries moving very quickly and with a growing number of market entrants, MCTC plans to concentrate its efforts on the middle portions of the hemp and cannabis value chain. The Company plans to actively pursue R&D programs and productization for exotic cannabinoid isolation, bioenhancement of cannabinoids and polymeric solid nanoparticles and nanofibers for addition into consumer products and for dermal application. The Company was reorganized during June of 2019 and announced its intent to enter the fast-growing cannabis sector and its intent to change its corporate identity to Cannabis Global, Inc. The Company is headed and managed by a group of highly experienced cannabis industry pioneers and entrepreneurs.

More information on the Company can be viewed at www.CannabisGlobalinc.com.

For more information, please contact:

Arman Tabatabaei

IR@cannabisglobalinc.com

Forward-looking Statements

This news release contains "forward-looking statements" which are not purely historical and may include any statements regarding beliefs, plans, expectations or intentions regarding the future. Such forward-looking statements include, among other things, the development, costs and results of new business opportunities and words such as "anticipate", "seek", intend", "believe", "estimate", "expect", "project", "plan", or similar phrases may be deemed "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with new projects, the future U.S. and global economies, the impact of competition, and the Company's reliance on existing regulations regarding the use and development of cannabis-based products. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that any beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance that any such beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-k, our quarterly reports on Form 10-Q and other periodic reports filed from time-to-time with the Securities and Exchange Commission. For more information, please visit www.sec.gov.

SOURCE: MCTC Holdings, Inc

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